As filed with the Securities and Exchange Commission on September 12, 2008.

Registration No. 333-142607

333-134158

333-124335

333-124333

333-12886

333-11624

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142607

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134158

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124335

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124333

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-12886

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-11624

UNDER THE SECURITIES ACT OF 1933

IMPERIAL TOBACCO GROUP PLC

(Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Upton Road

Bristol BS99 7UJ, England

+44 117 963 6636

(Address of Principal Executive Offices)

Imperial Tobacco Group International Sharesave Plan

(Full title of the plan)

Robert Burton Associates Ltd.	Copies to:
c/o Commonwealth Brands Inc	Paul McCarthy
900 Church St.	Allen & Overy LLP
Bowling Green,	One Bishops Square London E1 6AD,
Kentucky KY 42101	England
Attention: John Mercer	(+44) 203 088 0000
(270) 781 9100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(c), may determine.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐     Non-accelerated filer  ☐    Smaller reporting company  ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Pursuant to Imperial Tobacco Group PLC’s (the Registrant) undertaking in Item 9 of Part II of the Registration Statements listed below, this Post-Effective Amendment is being filed to deregister all of the Registrant’s American Depositary Shares, each representing two ordinary shares, par value 10 pence per ordinary share, that had been registered for issuance under the following Registration Statements on Form S-8 that remain unsold upon the termination of the offerings covered by each of such Registration Statements:

•      File No. 333-142607, pertaining to the registration of 750,000 American Depositary Shares, issuable under the Registrant’s International Sharesave Plan, which was filed with the Securities and Exchange Commission on May 4, 2007.

•      File No. 333-134158, pertaining to the registration of 42,000 American Depositary Shares, issuable under the Registrant’s International Sharesave Plan, which was filed with the Securities and Exchange Commission on May 16, 2006.

•      File No. 333-124335, pertaining to the registration of 4,882 American Depositary Shares, issuable under the Registrant’s International Sharesave Plan, which was filed with the Securities and Exchange Commission on April 26, 2005.

•      File No. 333-124333, pertaining to the registration of 12,500 American Depositary Shares, issuable under the Registrant’s International Sharesave Plan, which was filed with the Securities and Exchange Commission on April 26, 2005.

•      File No. 333-12886, pertaining to the registration of 35,591 American Depositary Shares, issuable under the Registrant’s Share Matching Scheme, which was filed with the Securities and Exchange Commission on November 20, 2000.

•      File No. 333-11624, pertaining to the registration of 3,546 American Depositary Shares, issuable under the Registrant’s International Sharesave Plan, which was filed with the Securities and Exchange Commission on March 10, 2000.

On July 24, 2008, the Registrant announced its intention to delist its American Depositary Shares from the New York Stock Exchange and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934.

As a result, the Registrant has terminated the registration of the American Depositary Shares under the International Sharesave Plan, effective as of the date hereof, thereby ceasing to offer and sell American Depositary Shares under the International Sharesave Plan pursuant to the Registration Statements.

IMPERIAL TOBACCO GROUP PLC

By:	/s/ ROBERT DYRBUS

Name:	Robert Dyrbus
Title:	Finance Director
Date:	10 September 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Morocco, on September 10th, 2008.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ IAIN NAPIER	Chairman and Non-
Iain Napier	Executive Director

/s/ GARETH DAVIS	Chief Executive and Director
Gareth Davis	(principal executive officer)

/s/ JEAN-DOMINIQUE COMOLLI	Deputy Chairman & Non-Executive Director
Jean-Dominique Comolli

/s/ ROBERT DYRBUS	Finance Director
Robert Dyrbus	(principal financial officer and accounting officer)

/s/ GRAHAM BLASHILL	Group Sales & Marketing Director
Graham Blashill

/s/ ALISON COOPER	Corporate Development Director
Alison Cooper

/s/ BRUNO BICH	Non-Executive Director
Bruno Bich

/s/ KENNETH BURNETT	Non-Executive Director
Kenneth Burnett

/s/ MICHAEL HERLIHY	Non-Executive Director
Michael Herlihy

/s/ PIERRE JUNGELS	Non-Executive Director
Pierre Jungels

/s/ CHARLES KNOTT	Non-Executive Director
Charles Knott

/s/ SUSAN MURRAY	Non-Executive Director
Susan Murray

/s/ BERGE SETRAKIAN	Non-Executive Director
Berge Setrakian

/s/ MARK WILLIAMSON	Non-Executive Director
Mark Williamson

Authorized Representative in the United States:

Robert Burton Associates Limited.

By:	/s/ JOHN J.MERCER
Title: Chief Financial Officer, USA

RBC Trustees (C.I.) Limited*

By:	/s/ MARK LE SAINT
Name: Mark Le Saint
Title: Authorized Signatory

*  As trustee of the Imperial Tobacco Group PLC 2001 Employee Benefit Trust